                                                    FILED PURSUANT TO RULE 424B5
                                                      REGISTRATION NO. 333-75808

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED FEBRUARY 11, 2002)

                                  $750,000,000

                              [GENERAL MILLS LOGO]
                              GENERAL MILLS, INC.
                          GENERAL MILLS CORENOTES(SM)

                 DUE NINE MONTHS OR MORE FROM THE DATE OF ISSUE
                             ----------------------

THE COMPANY: General Mills, Inc. Our principal executive office is located at Number One General Mills Boulevard, Minneapolis, Minnesota 55426.

TERMS: We plan to offer and sell notes with various terms, including the following:

- Unsecured and unsubordinated indebtedness ranking equally with all of our other unsecured and unsubordinated indebtedness outstanding from time to time
- Stated maturities of 9 months or more from date of issue
- Redemption provisions, if applicable, at our option or otherwise
- Provisions, if applicable, permitting early repayment upon the death of a beneficial owner, exercisable by the estate
- Minimum denominations of $1,000 and integral multiples of $1,000
- Interest at a fixed rate, if interest-bearing
- Interest, if any, will be payable either monthly, quarterly, semiannually or annually on each interest payment date and at maturity or, if applicable, earlier redemption or repayment
- Book-entry (through The Depository Trust Company), except in limited circumstances
- Payments in U.S. dollars

We will specify the final terms for each note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.
    The notes will not be listed on any securities exchange.

    INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-6.
                             ----------------------
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the attached prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
     We may sell notes to the purchasing agent referred to below as principal for resale at a fixed offering price specified in the applicable pricing supplement or at varying prices. We may also explicitly agree with the purchasing agent that it will use its reasonable efforts as agent on our behalf to solicit offers to purchase notes from us. If we sell all of the notes, we expect to receive aggregate net proceeds of between $731,250,000 and $748,500,000, after paying the purchasing agent's discounts and commissions of between $1,500,000 and $18,750,000. We also may sell the notes directly to investors without the assistance of the purchasing agent.
                             ----------------------
                              MERRILL LYNCH & CO.
                             ----------------------

         The date of this prospectus supplement is September 18, 2002.

----------
"CoreNotes(SM)" is a service mark of Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                                                               PAGE
                       PROSPECTUS SUPPLEMENT
  ABOUT THIS PROSPECTUS SUPPLEMENT, THE ATTACHED PROSPECTUS
     AND THE PRICING SUPPLEMENT.............................    S-3
  SUMMARY...................................................    S-4
  RISK FACTORS..............................................    S-6
  DESCRIPTION OF THE NOTES..................................    S-8
  MATERIAL UNITED STATES FEDERAL INCOME TAX
     CONSIDERATIONS.........................................   S-17
  PLAN OF DISTRIBUTION......................................   S-22
  CAUTIONARY STATEMENT REGARDING FORWARD- LOOKING
     STATEMENTS.............................................   S-24
  FORM OF REPAYMENT ELECTION FORM...........................    A-1
                            PROSPECTUS
  GENERAL MILLS, INC........................................      3
  RATIOS OF EARNINGS TO FIXED CHARGES.......................      4
  USE OF PROCEEDS...........................................      4
  DESCRIPTION OF DEBT SECURITIES WE MAY OFFER...............      4
  PLAN OF DISTRIBUTION......................................     16
  VALIDITY OF DEBT SECURITIES WE MAY OFFER..................     17
  EXPERTS...................................................     17
  WHERE YOU CAN FIND MORE INFORMATION.......................     18

                       ABOUT THIS PROSPECTUS SUPPLEMENT,
               THE ATTACHED PROSPECTUS AND THE PRICING SUPPLEMENT

     This document is a prospectus supplement and supplements the attached prospectus, which is part of a registration statement that we have filed with the SEC. This prospectus supplement provides you with a general description of the notes. We may from time to time sell these notes in various offerings up to an aggregate initial offering price of $750,000,000. While we have various notes and other evidence of indebtedness outstanding, references in this prospectus supplement to "notes" are to the General Mills CoreNotes(SM) offered by this prospectus supplement.

     This prospectus supplement and the information incorporated by reference in it may add to, update or change information in the attached prospectus. If information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the attached prospectus, then this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede the information in the attached prospectus.

     You will also receive a pricing supplement with this prospectus supplement. The pricing supplement will contain the specific description of the notes we are offering at the time and the terms on which we are offering them. The pricing supplement may add to, update or change information in this prospectus supplement or the attached prospectus. If information in the pricing supplement is inconsistent with information in this prospectus supplement or the attached prospectus, then the information in the pricing supplement will apply and will supersede the information in this prospectus supplement and the attached prospectus.

     It is important for you to read and consider all of the information contained in this prospectus supplement and the attached prospectus, as well as in the applicable pricing supplement relating to the particular offering of notes, in making your decision to invest in notes. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information" in the attached prospectus.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement, the attached prospectus and any pricing supplement. Neither we nor the purchasing agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the purchasing agent is making an offer to sell notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement, the attached prospectus or the pricing supplement is accurate as of any date other than the date on the front of the documents. Updated information will be provided in the future as explained under "Where You Can Find More Information" in the attached prospectus.

     References in this prospectus supplement to "we," "us" or "our" are to General Mills, Inc., and references in this prospectus supplement to the "purchasing agent" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

                                    SUMMARY

     This section outlines the legal and financial terms of the notes that are more generally described in this prospectus supplement under "Description of the Notes" and in the attached prospectus under "Description of Debt Securities We May Offer." You should read the more detailed information appearing elsewhere in this prospectus supplement and the attached prospectus, as well as in the applicable pricing supplement relating to the particular offering of notes.

Issuer........................   General Mills, Inc.

Title.........................   General Mills CoreNotes(SM)

Purchasing Agent..............   Merrill Lynch, Pierce, Fenner & Smith
                                 Incorporated

Amount........................   Up to $750,000,000 aggregate initial offering
                                 price, subject to increase without the consent of the registered holders of the notes.

Ranking.......................   The notes will be unsecured and unsubordinated
                                 indebtedness and will rank equally with all of our other unsecured and unsubordinated indebtedness.

Denominations.................   $1,000 and integral multiples of $1,000.

Maturities....................   The notes will be due nine months or more from
                                 the date of issue, as specified in the
                                 applicable pricing supplement.

Interest......................   Each interest-bearing note will bear interest
                                 from its date of issue at a fixed rate per annum, specified in the applicable pricing supplement, until the principal of the note is paid or made available for payment. Interest on each interest-bearing note will be payable either monthly, quarterly, semiannually or annually on each interest payment date and at maturity or, if applicable, earlier redemption or repayment, and will be computed on the basis of a 360-day year of twelve 30-day months.

Principal.....................   The principal amount of each note will be
                                 payable on its stated maturity date specified in the applicable pricing supplement, unless earlier redeemed or repaid in accordance with its terms.

Redemption....................   Unless otherwise specified in the applicable
                                 pricing supplement:

                                 - the notes will not be redeemable prior to
                                   maturity; and

                                 - the notes will not be subject to any sinking
                                   fund.

Survivor's Option.............   Unless otherwise specified in the applicable
                                 pricing supplement, the notes will be subject to repayment prior to maturity following the death of a beneficial owner who acquired a note at least six months prior to the date of the repayment request. The right to require repayment in these circumstances is referred to as the "survivor's option." The survivor's option is exercisable by the estate of the deceased owner and is subject to limits, both individually and on an aggregate basis, on the permitted dollar amount of exercise in any calendar year.

Form of Notes.................   Book-entry through the facilities of The
                                 Depository Trust Company, except as otherwise described under "Description of the
                                 Notes--Book-Entry Notes."

Trustee.......................   U.S. Bank National Association

                                  RISK FACTORS

     Your investment in the notes involves risks, not all of which are described in this prospectus supplement. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you.

     The notes are not an appropriate investment for you if you are unsophisticated with respect to the significant components of those notes or financial matters generally. You should not purchase notes unless you understand and know you can bear all of the investment risks involved.

     You should also review our disclosures under the heading "Cautionary Statement Regarding Forward-Looking Statements" in this prospectus supplement.

THERE MAY NOT BE ANY SECONDARY TRADING MARKET FOR THE NOTES, WHICH MAY LIMIT YOUR ABILITY TO RESELL THEM.

     Upon issuance, the notes will not have an established trading market and will not be listed on any securities exchange. We cannot assure you that a secondary trading market for the notes will ever develop or, if one develops, that it will be maintained or provide any significant liquidity. As a result, if you decide to sell your notes there may be either no or only a limited number of potential buyers. This, in turn, may affect the price you receive for your notes or your ability to sell your notes at all.

     The purchasing agent is not obligated to make a market in the notes. If it elects to do so, it may discontinue that activity at any time.

IF YOU ARE ABLE TO RESELL YOUR NOTES, MANY FACTORS MAY AFFECT THE PRICE YOU RECEIVE, WHICH MAY BE LOWER THAN YOU BELIEVE TO BE APPROPRIATE.

     If you are able to resell your notes, the price you receive will depend on many factors that may vary over time, including:

     - the number of potential buyers;

     - the level of liquidity of the notes;

     - our ratings published by major credit rating agencies;

     - our financial performance;

     - the amount of indebtedness we have outstanding;

     - the level, direction and volatility of market interest rates generally;

     - the market for similar securities;

     - the redemption and repayment features of the notes to be sold; and

     - the time remaining to the maturity of your notes.

     As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

WE HAVE A SUBSTANTIAL AMOUNT OF INDEBTEDNESS, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE AND IMPACT OUR ABILITY TO MAKE PAYMENTS ON THE NOTES.

     As of August 25, 2002, we had total debt of approximately $9.3 billion. The indenture for the notes and our other agreements under which we have issued indebtedness do not prevent us from incurring additional unsecured indebtedness in the future.

     Our level of indebtedness could have important consequences to the holders of the notes. For example, it:

     - may limit our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes, particularly if the ratings assigned to our debt securities by rating organizations were revised downward;

     - will require us to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, reducing the funds available to us for other purposes including expansion through acquisitions, capital expenditures, marketing spending and expansion of our product offerings; and

     - may limit our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to our competitors.

     Our ability to make scheduled payments or to refinance our obligations with respect to our indebtedness will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

THE NOTES ARE EFFECTIVELY SUBORDINATED TO ANY SECURED OBLIGATIONS WE MAY HAVE OUTSTANDING AND TO THE OBLIGATIONS OF OUR SUBSIDIARIES.

     Although the notes are unsubordinated obligations, they will be effectively subordinated to any secured obligations we may have, to the extent of the assets that serve as security for those obligations. The notes are also effectively subordinated to all liabilities of our subsidiaries, to the extent of their assets, since they are separate and distinct legal entities with no obligation to pay any amounts due under our indebtedness, including the notes, or to make any funds available to us, whether by paying dividends or otherwise, so that we can do so. As of August 25, 2002, our subsidiaries had total debt of approximately $160 million and preferred minority obligations of approximately $300 million. Our subsidiaries may incur additional obligations in the future.

FAILURE TO INTEGRATE THE PILLSBURY BUSINESSES SUCCESSFULLY COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE AND IMPACT OUR ABILITY TO MAKE PAYMENT ON THE NOTES.

     We acquired the Pillsbury Company from Diageo plc on October 31, 2001. Our acquisition of Pillsbury involves a number of risks, including difficulty in successfully integrating the Pillsbury businesses, the risk that the acquired businesses will not achieve the results we expect, the possibility that we may not be able to retain key personnel, our limited experience with the operation of new business lines, exposure to unanticipated events or liabilities and potential disruption of our business. As a result, we cannot assure you that our acquisition of Pillsbury will generate the business opportunities and synergies that we anticipate.

     If we are unable to integrate the Pillsbury businesses successfully, we may not realize anticipated cost savings and revenue growth, which may negatively impact our profitability and cash flows. The occurrence of any of the other events referred to above, or other unforeseen developments in connection with the acquisition and integration of Pillsbury, could materially and adversely affect our results of operations.

REDEMPTION OF YOUR NOTES MAY ADVERSELY AFFECT YOUR RETURN ON THE NOTES.

     If your notes are redeemable at our option, we may choose to redeem your notes at times when prevailing interest rates are relatively low. In addition, if your notes are subject to mandatory redemption, we may be required to redeem your notes at times when prevailing interest rates are relatively low. If this occurs, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes that have been redeemed.

     The existence of an optional redemption right may also adversely impact your ability to sell your notes as the redemption date approaches.

THE SURVIVOR'S OPTION MAY BE LIMITED IN AMOUNT.

     We will have the right to limit the principal amount of notes subject to the survivor's option in any calendar year to an amount equal to the greater of $5,000,000 or 5% of the principal amount of all notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit to $500,000 in any calendar year the principal amount of notes that may be made subject to the survivor's option on behalf of any one deceased individual. Accordingly, we may deny an attempted exercise of the survivor's option in whole or in part.

THE CREDIT RATINGS ASSIGNED TO OUR CORENOTES PROGRAM HAVE A LIMITED PURPOSE AND MAY NOT REFLECT ALL RISKS OF AN INVESTMENT IN THE NOTES.

     Credit ratings are not recommendations to buy, sell or hold securities and are subject to revision or withdrawal at any time by the assigning rating agency. In addition, each rating should be evaluated independently of any other rating.

     The credit ratings assigned to our CoreNotes program may not reflect the potential impact of all risks related to any trading market for, or trading value of, the notes. In addition, actual or anticipated changes in our credit ratings will generally affect any trading market for, or trading value of, the notes.

                            DESCRIPTION OF THE NOTES

     The following description of the notes supplements, and to the extent inconsistent with, replaces, the description of the general terms and provisions of our debt securities under the heading "Description of Debt Securities We May Offer" in the attached prospectus. You should read both the following description and the one in the attached prospectus. The following description will apply to each note offered using this prospectus supplement unless otherwise specified in the applicable pricing supplement.

     The following summary does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the notes and the indenture identified below.

     The term "debt securities," as used in this prospectus supplement, refers to all debt securities, including the notes, issued and issuable from time to time under the indenture. Other terms used in this summary are defined in the attached prospectus, the notes or the indenture; these terms have the meanings given to them in those documents.

GENERAL

     We will issue the notes under the indenture described in the attached prospectus. The indenture is a contract, dated February 1, 1996, between us and U.S. Bank National Association, which acts as trustee.

     We may issue debt securities under the indenture in more than one series. All of our debt securities, including the notes, that we have issued or will issue under the indenture will be unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness outstanding from time to time. The indenture does not limit the amount of debt securities that we may issue under it.

     The amount of notes we may issue is currently limited to a $750,000,000 total initial offering price. This amount may be reduced by our sale of other debt securities referred to in the attached prospectus. We may, without the consent of any holder of the notes:

     - issue debt securities that are part of the same series as the notes in addition to the $750,000,000 amount; or

     - issue additional notes or other debt securities having the same terms as previously issued notes (other than the date of issuance, the date interest, if any, begins to accrue and the offering price, which may vary) that will form a single issue with the previously issued notes.

     The notes will be denominated in, and payments of principal, premium, if any, and interest, if any, will be made in, United States dollars.

     We will issue the notes as book-entry securities represented by one or more fully registered certificates (or global securities), except as otherwise contemplated under "-- Book-Entry Notes." We will issue the notes in minimum denominations of $1,000 and in further integral multiples of $1,000.

     Book-entry notes may be transferred or exchanged only through DTC. See
"-- Book-Entry Notes." Registration of transfer or exchange of notes in certificated form will be made at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the trustee at 100 Wall Street, 16th Floor, New York, NY 10005, attention: Corporate Trust Administration, telephone number: (212) 361-2894. There will be no service charge for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any related tax or other governmental charge (except in the case of some exchanges not involving any transfer).

     The indenture's defeasance and covenant defeasance provisions apply to the notes. See "Description of Debt Securities We May Offer -- Defeasance" in the attached prospectus for more information about what this means and how we may do this.

MATURITY

     Each note will mature on a stated maturity date nine months or more from its date of issue, as specified in the applicable pricing supplement. The principal or any installment of principal may mature prior to the stated maturity date if, for example, there is a declaration of acceleration of maturity, a notice of redemption at our option or an election to exercise the survivor's option.

PAYMENTS OF PRINCIPAL AND INTEREST

     We will make payments of principal of, and premium, if any, and interest, if any, on book-entry notes through the trustee to DTC or its nominee. See
"-- Book-Entry Notes." We will make payments of principal of, and premium, if any, on certificated notes at maturity in immediately available funds upon presentation and surrender of the certificated note (and, in the case of the exercise of the survivor's option, upon submission of a properly completed election form if required) at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York. We will make payments of interest, if any, on a certificated note at maturity to the person to whom we pay the principal. We will make any payments of interest on a certificated note on an interest payment date other than the date of maturity by check mailed to the address of the record date registered holder as it appears in the security register. Notwithstanding the foregoing, we will make any payments of interest on an interest payment date other than the date of maturity to each record date registered holder of $10,000,000 or more in principal amount of certificated notes with the same interest payment date (whether those notes otherwise have identical or different terms and provisions) by wire transfer of immediately available funds if the registered holder has delivered appropriate wire transfer instructions in writing to the trustee not less than 15 days prior to the relevant interest payment date. Any wire transfer instructions received by the trustee shall remain in effect until revoked by the registered holder.

     If any interest payment date or the maturity date of a note falls on a day that is not a business day, we will make the required payment on the next business day and no additional interest will accrue for that period. A "business day" is any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

INTEREST

     Each interest-bearing note will bear interest from and including its date of issue or from and including the most recent interest payment date as to which interest has been paid or made available for payment until the principal is paid or made available for payment. The applicable pricing supplement will specify the fixed interest rate per annum applicable to each interest-bearing note and the frequency with which interest is payable. Interest, including interest for any partial period, will be computed on the basis of a 360-day year of twelve 30-day months. Each payment of interest, including interest to be paid at maturity, will include interest to, but excluding, the date that the interest payment is due.

     Interest, if any, on the notes, will be payable in arrears on each interest payment date to the registered holder at the close of business on the record date except that interest, if any, due at maturity will be paid to the person to whom the principal of the note is paid. The record date will be the first day of the calendar month in which the interest payment is to be made, whether or not a business day. The interest payment dates for interest bearing notes will be as follows:

    INTEREST
PAYMENT FREQUENCY    INTEREST PAYMENT DATES
-----------------    ----------------------
  Monthly            Fifteenth day of each
                     calendar month, beginning
                     in the first calendar
                     month following the month
                     the note was issued.
  Quarterly          Fifteenth day of every
                     third month, beginning in
                     the third calendar month
                     following the month the
                     note was issued.
  Semiannual         Fifteenth day of every
                     sixth month, beginning in
                     the sixth calendar month
                     following the month the
                     note was issued.
  Annual             Fifteenth day of every
                     twelfth month, beginning
                     in the twelfth calendar
                     month following the month
                     the note was issued.

     Interest rates on the notes may differ depending on, among other factors, the principal amount of notes purchased in any single transaction. We may also concurrently offer notes with variable terms other than interest rates to different investors. We may change interest rates and other terms of notes from time to time, but no change will affect any note we have already issued or as to which we have accepted an offer to purchase.

REDEMPTION AT OUR OPTION; NO SINKING FUND

     If we specify one or more redemption dates in the applicable pricing supplement, we may at our option redeem the related notes prior to their stated maturity date on the specified redemption dates. We may do this in whole or in part in increments of $1,000 (provided that any remaining principal amount shall be at least $1,000), at a redemption price equal to 100% of the unpaid principal amount to be redeemed, together with interest to, but excluding, the date of redemption. For a discussion of the amount to be paid on redemption of discount notes, see "-- Discount Notes." We must give written notice to registered holders of the notes to be redeemed not more than 60 nor less than 30 days prior to the date of redemption. We may specify other redemption terms in the applicable pricing supplement.

     If less than all certificated notes having the same terms are to be redeemed, the trustee will select the notes to be redeemed using a method that the trustee believes is fair and appropriate. For a description of partial redemption of book-entry notes, see "-- About the Depositary."

     The notes will not be subject to, or entitled to the benefit of, any sinking fund.

REPAYMENT UPON EXERCISE OF SURVIVOR'S OPTION

     The "survivor's option" is our agreement to repurchase a note in whole or in part at least six months after the note's acquisition by a beneficial owner if requested following the death of that beneficial owner. Unless otherwise specified in the applicable pricing supplement, the estate of the deceased beneficial owner of a note will be eligible to exercise the survivor's option.

     We will repay any note that has been properly tendered for repayment pursuant to the survivor's option by or on behalf of a person that has the legal authority to act on behalf of the note's deceased owner. The repurchase price will be 100% of the unpaid principal amount plus interest to, but excluding, the date of repayment. For a discussion of the amount to be paid on repayment of discount notes, see "-- Discount Notes."

     We have the discretionary right to limit the principal amount of notes as to which the survivor's option may be exercised in any calendar year. If we choose to do so, we may set the limit at the greater of $5,000,000 or 5% of the principal amount of all notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit the principal amount of notes as to which the survivor's option that may be exercised in any calendar year on behalf of any single deceased owner to $500,000. In addition, we will not permit the exercise of the survivor's option for an amount that is less than $1,000 or that will result in a note having less than $1,000 principal amount outstanding.

     We will accept elections to exercise the survivor's option in the order received by the trustee. Notes that are not repaid in any calendar year due to the application of the limits described above will be treated as though they had been tendered on the first day of the following calendar year in the order in which they were originally tendered. Subject to the limitations describe above, notes accepted for repayment will be repaid on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance unless that interest payment date is not a business day, in which case the repayment date will be the next succeeding business day.

     If repayment of a note submitted for repayment pursuant to a valid exercise of the survivor's option is not accepted or is to be delayed, the trustee will deliver a written notice by first-class mail to the registered holder, at its last known address as indicated in the security register, that states the reason that repayment of that particular note has not been accepted or will be delayed.

     A valid exercise of the survivor's option may not be withdrawn.

     To exercise the survivor's option with respect to a book-entry note, the deceased owner's authorized person must provide the following items to the DTC "participant" through which the relevant beneficial interest is owned (for a discussion of DTC and its participants, see "-- About the Depositary"):

     - a written instruction to the participant to notify DTC of the authorized person's desire to exercise the survivor's option;

     - appropriate evidence (a) that the person has authority to act on behalf of the deceased owner, (b) of the death of the beneficial owner, (c) that the beneficial owner beneficially owned the notes at the time of death and (d) that the beneficial owner acquired the interest in the note at least six months before the date of its submission;

     - if the beneficial interest in the relevant note is held by a nominee of the deceased owner, a certificate from the nominee attesting to the deceased owner's ownership of a beneficial interest in that note;

     - a written request for repayment signed by the authorized person for the deceased owner with signature guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

     - if applicable, a properly executed assignment or endorsement;

     - tax waivers and any other instruments or documents reasonably required to establish the validity of the deceased's ownership and the claimant's entitlement to payment; and

     - any additional information reasonably required to document ownership or authority to exercise the survivor's option and to cause the repayment of the relevant beneficial interest.

     In turn, on the basis of this information, the participant will be required to deliver to the trustee a properly completed repayment election form to exercise the survivor's option, together with evidence satisfactory to the trustee from the participant stating that it represents the deceased owner of the beneficial interest in the relevant note.

     Apart from our discretionary right to limit the principal amount of notes as to which the survivor's option may be exercised in any calendar year described above, the trustee will determine all other questions regarding the eligibility or validity of any exercise of the survivor's option. The trustee's determination will be final and binding on all parties.

     The death of a person owning a note in joint tenancy or tenancy by the entirety with another or others will be treated as the death of the owner of that note and the entire principal amount so owned will be eligible for repayment.

     The death of a person owning a note by tenancy in common will be treated as the death of the owner of that note only with respect to the deceased owner's interest in the note held by tenancy in common. However, if a note is held by husband and wife as tenants in common, the death of either spouse will be treated as the death of the owner of the note and the entire principal amount so owned will be eligible for repayment.

     The death of a person who was a lifetime beneficiary of a trust that owns a note will be treated as the death of the owner of the note to the extent of that person's interest in the trust. The death of a person who was a tenant by the entirety or joint tenant in a tenancy which is the beneficiary of a trust that owns a note will be treated as the death of the owner of the note. The death of an individual who was a tenant in common in a tenancy which is the beneficiary of a trust that owns a note will be treated as the death of the owner of the note only with respect to the deceased person's beneficial interest in the note, unless a husband and wife are the tenants in common, in which case the death of either will be treated as the death of the owner of the note.

     The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a note will be treated as the death of the owner of the note if the beneficial interest can be established to the trustee's satisfaction. This will be done in typical cases of nominee ownership, such as ownership under the Uniform Transfers to Minors Act, community property or other joint ownership arrangements between a husband and wife and lifetime custodial and trust arrangements.

     The applicable participant will be responsible for disbursing payments received from the trustee.

     Annex A to this prospectus supplement is the repayment election form for use by DTC participants in exercising the survivor's option. Copies of this form may be obtained from the trustee at its corporate trust office located at 100 Wall Street, 16th Floor, New York, NY 10005, attention: Corporate Trust Administration, telephone number: (212) 361-2894.

     If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act, the related regulations and any other securities laws or regulations in connection with any repayment of notes at the option of the registered holders.

OTHER REPURCHASES

     We may at any time purchase notes at any price or prices in the open market or otherwise. We may choose to hold any notes that we purchase, resell them or surrender them to the trustee for cancellation.

DISCOUNT NOTES

     We may from time to time offer notes that have an issue price specified in the applicable pricing supplement that is less than 100% of the principal amount. These notes will be designated as "original issue discount notes" or "discount notes." Discount notes may bear no current interest or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of a discount note and the principal amount of that note is the "discount."

     If a discount note is redeemed or repaid, or its maturity is accelerated, the amount payable to the holder will be the sum of:

     - the issue price (increased by any accruals of the discount); and

     - interest, if any, accrued to, but excluding, the date of redemption, repayment or acceleration of maturity.

     Unless otherwise specified in the applicable pricing supplement, the amount of discount that has accrued on any date on which a redemption, repayment or maturity acceleration occurs will be calculated based on a constant yield method using:

     - a 30-day month, 360-day year convention;

     - a compounding period that, except as described below, corresponds to the shortest period between interest payment dates for the applicable discount note (with ratable accruals within a compounding period); and

     - an assumption that the maturity of a discount note will not be accelerated.

     If the period from the date of issue to the first interest payment date is shorter than the compounding period described above, a proportionate amount of the yield for an entire compounding period will be accrued based on the actual number of days in the relevant period divided by the number of days in the compounding period. If the period from the date of issue to the first interest payment date is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence.

     Please be aware that:

     - the accrual of discount described above or in any applicable pricing supplement may differ from the accrual of original issue discount for tax purposes; and

     - some discount notes may not be treated as having original issue discount for tax purposes while notes other than discount notes may be treated as issued with original issue discount for tax purposes.

     See "Material United States Federal Income Tax Considerations."

OTHER/ADDITIONAL PROVISIONS

     We may modify or supplement any of the provisions of the notes as specified on the face of the note and in the applicable pricing supplement.

BOOK-ENTRY NOTES

     We have established a depositary arrangement with The Depository Trust Company with respect to the book-entry notes, the terms of which are summarized below. Any additional or differing terms of the DTC arrangement will be described in the applicable pricing supplement.

     All book-entry notes having the same terms will be represented by one or more global securities. Each global security will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or its nominee. No global security may be transferred or exchanged except by DTC or a nominee of DTC to DTC or to another nominee of DTC, or by DTC or another nominee of DTC to a successor of DTC or a nominee of a successor to DTC. So long as DTC or its nominee is the registered holder of a global security, DTC or its nominee will be the sole owner of the related book-entry notes for all purposes under the indenture. Except as otherwise provided below, the beneficial owners of the book-entry notes will not be entitled to receive certificated notes and will not be considered the registered holders of the book-entry notes for any purpose under the indenture and no global security representing book-entry notes will be exchangeable or transferable. As a result, to exercise any rights of a registered holder under the indenture a beneficial owner must rely on the procedures of DTC and, if the beneficial owner is not a participant, on the procedures of the participant or participants through which the beneficial owner owns its interest. The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in certificated form. These laws may limit the ability to transfer beneficial interests in book-entry notes.

     Each global security representing book-entry notes will be exchangeable for certificated notes only if:

     - we notify the trustee that we wish to terminate that global security;

     - an event of default on the notes of that series has occurred and not been cured; or

     - DTC notifies us that it is unwilling or unable to continue as a clearing system for the global securities, or it ceases to be a clearing agency registered under the Securities Exchange Act and, in either case, a successor clearing system is not appointed by us within 90 days after receiving the notice from DTC or becoming aware that DTC is no longer registered.

     If any of these events occurs, we will print and deliver certificated notes. Certificated notes issued under these circumstances will be registered in the names of the beneficial owners of the related global securities as provided to the trustee by the participants identified by DTC.

ABOUT THE DEPOSITARY

     The following is based on information furnished by DTC:

     DTC will act as securities depository for the book-entry notes. The book-entry notes will be issued as fully registered securities in the name of Cede & Co. (DTC's nominee) or another name requested by DTC. One fully registered global security will be issued for each issue of book-entry notes in the aggregate principal amount of that issue and will be deposited with, or on behalf of, DTC. If the aggregate principal amount of any issue exceeds DTC's limit for a single global security, then the global securities will be issued in the form of one or more global securities having a principal amount equal to DTC's limit and an additional global security representing any remaining principal amount.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with it. DTC also facilitates the settlement among direct participants of transactions in deposited securities, such as transfers and pledges, through electronic computerized book-entry changes in direct participants' accounts. This eliminates the need for physical movement of securities certificates. DTC's direct participants include securities brokers and dealers (including the purchasing agent), banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

     Under DTC's system, purchases of book-entry notes must be made by or through direct participants, which will receive a credit for the book-entry notes on DTC's records. The ownership interest of the actual purchaser is in turn recorded on the records of the direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which they entered into the transaction. Transfers of ownership interests in book-entry notes are accomplished by entries made on the books of the direct and indirect participants acting on behalf of the beneficial owners. Beneficial owners will not receive certificated notes unless use of the book-entry system is discontinued as described above.

     To facilitate subsequent transfers, all global securities representing the book-entry notes deposited with, or on behalf of, DTC will be registered in the name of DTC's nominee, Cede & Co., or any other name that DTC requests. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the book-entry notes; DTC's records reflect only the identity of the direct participants to whose accounts the book-entry notes are credited, which may or may not be the beneficial owners. DTC's participants are responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications from DTC to direct participants, from direct participants to indirect participants and from direct participants and indirect participants to beneficial owners are governed by arrangements among them and are subject to statutory and regulatory requirements.

     Neither DTC nor Cede & Co. will consent or vote with respect to global securities. Under its usual procedures, DTC mails an omnibus proxy to a company as soon as possible after a record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the book-entry notes are credited on the record date (identified in a listing attached to the omnibus proxy).

     We will make payments on the global securities in immediately available funds to Cede & Co. or any other nominee named by DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners are governed by standing instructions and customary practices and are subject to statutory and regulatory requirements. We and the trustee are responsible only for making payments to DTC, DTC is responsible for disbursing those payments to its direct participants and the direct participants (and any indirect participants) are solely responsible for disbursing those payments to the beneficial owners.

     Any redemption notices will be sent to Cede & Co. If less than all of the book-entry notes having the same terms are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each direct participant in those notes to be redeemed.

     A beneficial owner must give notice of any election to have its book-entry notes repaid through its participant to the trustee. Delivery of the book-entry notes will be effected by causing the relevant direct participant to transfer the relevant part of its interest in the global securities to the trustee on DTC's records.

     DTC may discontinue providing its services as securities depository at any time by giving reasonable notice to us or the trustee. If we do not obtain a successor securities depository, we will print and deliver certificated notes.

     We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). If we do so, we will print and deliver certificated notes.

     We have obtained the information in this section from sources that we believe to be reliable, but neither we nor the purchasing agent takes any responsibility for its accuracy.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary regarding material United States federal income tax consequences of the purchase, ownership and disposition of the notes is based upon laws, regulations, rulings and decisions now in effect. All of these are subject to change (including changes with retroactive effect) or possible differing interpretations. This summary deals only with notes held as capital assets. It does not address the issues faced by persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons (other than non-U.S. holders, as defined below) whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted).

     Persons considering the purchase of any notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

     The term "U.S. holder" means a beneficial owner of a note that is for United States federal income tax purposes:

     - a citizen or resident of the United States;

     - a corporation or partnership (including an entity treated as a corporation or partnership for United State federal income tax purposes) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations);

     - an estate whose income is subject to United States federal income tax regardless of its source;

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust (provided that, to the extent provided in regulations, trusts in existence on August 20, 1996 and treated as United States persons prior to that date that elect to continue to be so treated also shall be considered U.S. holders); or

     - any other person whose income or gain in respect of a note is effectively connected with the conduct of a United States trade or business.

     The term "non-U.S. holder" means a beneficial owner of a note that is not a U.S. holder.

U.S. HOLDERS

     Payments of Interest. Payments of interest on a note generally will be taxable to a U.S. holder as ordinary interest income at the time the payments are accrued or are received (in accordance with the U.S. holder's regular method of tax accounting).

     Original Issue Discount. The following summary is a general discussion of the United States federal income tax consequences to U.S. holders of the purchase, ownership and disposition of notes issued with original issue discount. It is based upon final Treasury regulations released by the IRS on January 27, 1994, as amended on June 11, 1996, under the original issue discount provisions of the Internal Revenue Code.

     For United States federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price, if the excess equals or exceeds a stated de minimis amount. (This amount is generally 1/4 of 1% of the note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a note providing for the payment of any amount other than qualified stated interest prior to maturity, multiplied by the weighted average maturity of the note.) The "issue price" of a note in an issue of notes is the first price at which a substantial amount of those notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The "stated redemption price at maturity" of a note is the sum of all payments provided by the note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of the note (for example, notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on the note or any "true" discount on the note (the excess of the note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the note would be treated as original issue discount rather than qualified stated interest.

     Payments of qualified stated interest on a note are taxable to a U.S. holder as ordinary interest income at the time the payments are accrued or are received (in accordance with the U.S. holder's regular method of tax accounting). A U.S. holder must include original issue discount in income as ordinary interest for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the U.S. holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. holder of a note is the sum of the daily portions of original issue discount with respect to the note for each day during the taxable year (or portion of the taxable year) on which the U.S. holder held that note. The "daily portion" of original issue discount is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between:

     - the product of the note's adjusted issue price at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period); and

     - the amount of any qualified stated interest payments allocable to the accrual period.

     The "adjusted issue price" of a note at the beginning of any accrual period is the sum of the issue price of the note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the note that were not qualified stated interest payments. Under these rules, U.S. holders generally will have to include increasingly greater amounts of original issue discount in income in successive accrual periods.

     A U.S. holder who purchases an original issue discount note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which the U.S. holder must include in its gross income with respect to the note for any taxable year (or portion of a taxable year in which the U.S. holder holds the note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

     Notes that are redeemable at our option prior to their stated maturity or repayable at the holder's option prior to their stated maturity may be subject to rules that differ from the general rules discussed above. Although specific circumstances might produce a different result, generally the rules described above should apply despite the existence of these features. However, investors should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes and on the purchaser's particular circumstances.

     U.S. holders may generally elect to include in income all interest (including items such as stated interest, acquisition discount and original issue discount that are treated as interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

     Short-Term Notes. Notes that have a fixed maturity of one year or less will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. holder is not required to accrue the original issue discount unless the U.S. holder elects to do so. If the U.S. holder does not make this election, any gain recognized by the U.S. holder on the sale, exchange or maturity of the note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. holder for interest on borrowings allocable to the note will be deferred until a corresponding amount of income is realized. U.S. holders who report income for United States federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a short-term note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

     Market Discount. If a U.S. holder purchases a note, other than an original issue discount note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of an original issue discount note, for an amount that is less than its adjusted issue price as of the purchase date, the U.S. holder will be treated as having purchased the note at a "market discount," unless that market discount is less than a specified de minimis amount.

     Under the market discount rules, a U.S. holder will be required to treat any partial principal payment (or, in the case of an original issue discount note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of:

     - the amount of the payment or realized gain; or

     - the market discount which has not previously been included in income and is treated as having accrued on the note at the time of the payment or disposition.

     Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. holder elects to accrue market discount on a constant yield basis.

     A U.S. holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. holder may elect to include market discount in income currently as it accrues (on either a ratable or a constant yield basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of cash payments and regarding the deferral of interest deductions will not apply. Generally, currently included market discount is treated as ordinary interest for United States federal income tax purposes. An election to include market discount in income as it accrues will apply to all debt instruments acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS.

     Premium. If a U.S. holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, the U.S. holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to the excess. A U.S. holder may elect to amortize the premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of the excess for the taxable year. However, if the issuer may optionally redeem the note after the U.S. holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS.

     Disposition of a Note. Upon the sale, exchange or retirement of a note, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and the U.S. holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will equal the U.S. holder's initial investment in the note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. holder has included market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to the note. This gain or loss generally will be long-term capital gain or loss if the note were held for more than the applicable holding period. Non-corporate taxpayers are subject to reduced maximum rates on long-term capital gains and are generally subject to tax at ordinary income rates on short-term capital gains. The deductibility of capital losses is subject to limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

NON-U.S. HOLDERS

     A non-U.S. holder will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a note, unless the non-U.S. holder is a direct or indirect 10% or greater shareholder of the issuer, a controlled foreign corporation related to the issuer or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor (or foreign payor, if that payor is a qualified intermediary, a United States branch of a foreign person or a withholding foreign partnership) in the chain of payment prior to payment to a non-U.S. holder must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that:

     - is signed by the beneficial owner of the note under penalties of perjury;

     - certifies that the owner is not a U.S. holder; and

     - provides the name and address of the beneficial owner.

     This statement may be made on an IRS Form W-8BEN or a substantially similar form, and the beneficial owner must inform the party to which it gave the statement of any change in the information on the statement within 30 days of the change. If a note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide the signed statement. However, in that case, the signed statement must be accompanied by a copy of the IRS Form W-8BEN or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders of the debt.

     Generally, a non-U.S. holder will not be subject to federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a note, provided:

     - the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder; and

     - the non-U.S. holder is not an individual who is present in the United States for 183 days or more in the taxable year of the disposition and the gain is derived from sources within the United States.

     Certain other exceptions may be applicable, and a non-U.S. holder should consult its tax advisor in this regard.

     The notes will not be includible in the estate of a non-U.S. holder unless the individual is a direct or indirect 10% or greater shareholder of the issuer or, at the time of the individual's death, payments in respect of the notes would have been effectively connected with the conduct by that individual of a trade or business in the United States.

BACKUP WITHHOLDING

     Backup withholding of United States Federal income tax at a rate of 30% (through 2003, with planned reductions from 2004 through 2006) may apply to payments made in respect of the notes to registered owners who are not "exempt recipients" and who fail to provide specified identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the notes to a U.S. holder must be reported to the IRS, unless the U.S. holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. holders who are not exempt recipients.

     In addition, upon the sale of a note to (or through) a broker, the broker must withhold 30% of the entire purchase price, unless either:

     - the broker determines that the seller is a corporation or other exempt recipient; or

     - the seller provides, in the required manner, identifying information and, in the case of a non-U.S. holder, certifies that the seller is a non-U.S. holder (and other applicable conditions are met).

     This kind of sale must also be reported by the broker to the IRS, unless either:

     - the broker determines that the seller is an exempt recipient; or

     - the seller certifies its non-U.S. status (and other applicable conditions are met).

     Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8BEN under penalties of perjury, although in some cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.

     Prospective investors are strongly urged to consult their own tax advisors with respect to the withholding requirements.

                              PLAN OF DISTRIBUTION

     We have entered into a distribution agreement relating to the notes dated September 18, 2002. Under the terms of this agreement we are offering the notes on a continuing basis for sale exclusively to or through Merrill Lynch, Pierce, Fenner & Smith Incorporated as purchasing agent. We may not sell notes to or through any broker or dealer other than the purchasing agent. Under the terms of the agreement we may also sell notes directly on our own behalf. The purchasing agent may purchase notes from us, as principal, for resale to investors at a fixed offering price equal to 100% of the principal amount or any other price specified in the applicable pricing supplement. If specified in the applicable pricing supplement, the purchasing agent may also purchase notes from us for resale at varying prices relating to prevailing market prices at the time of resale as determined by the purchasing agent. We may also agree with the purchasing agent that it will use its reasonable efforts on an agency basis on our behalf to solicit offers to purchase notes at 100% of the principal amount, unless otherwise specified in the applicable pricing supplement.

     We will pay the purchasing agent a gross selling concession in the form of a discount ranging from .20% to 2.5%, depending upon the maturity, for each note purchased from us by it as principal, unless otherwise specified in the applicable pricing supplement. The amount of commissions payable to the purchasing agent acting as our agent in the sale of notes will be identical to the discount payable to the purchasing agent acting as principal. We will negotiate compensation payable to the purchasing agent with respect to notes with maturities in excess of 30 years at the time of the related sale.

     We estimate our expenses in connection with the offering and sale of the notes, including reimbursement of some of the purchasing agent's expenses, will total approximately $275,000.

     The purchasing agent may sell notes it has purchased from us as principal to other NASD dealers in good standing at a concession. Unless otherwise specified in the applicable pricing supplement, the concession allowed to any dealer will not, during the distribution of the notes, be in excess of the concession the purchasing agent will receive from us.

     After the initial public offering of any issue of notes, the offering price (in the case of notes to be resold on a fixed offering price basis) and the concession may be changed.

     We reserve the right to withdraw, cancel or modify the offer made using this prospectus supplement and any pricing supplement without notice and may reject offers in whole or in part. The purchasing agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by it.

     Upon issuance, the notes will not have an established trading market and will not be listed on any securities exchange. We cannot assure you that a secondary trading market for the notes will ever develop or, if one develops, that it will be maintained or provide any significant liquidity. From time to time, the purchasing agent may make a market in the notes, but the purchasing agent is not obligated to do so and may discontinue that activity at any time.

     In connection with an offering of notes purchased by the purchasing agent as principal on a fixed offering price basis, the purchasing agent will be permitted to engage in transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the purchasing agent creates a short position in the notes (that is, if it sells more notes than are referred to in the applicable pricing supplement), it may reduce that short position by purchasing notes in the open market. Purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of the notes to be higher than it might otherwise have been.

     Neither we nor the purchasing agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the preceding paragraph may have on the price of the notes. In addition, neither we nor the purchasing agent makes any representation that the purchasing agent will engage in any transactions of this type or that, if commenced, they will not be discontinued without notice.

     The purchasing agent may be deemed to be an "underwriter" within the meaning of the Securities Act. We have agreed to indemnify the purchasing agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the purchasing agent may be required to make.

     Broker-dealers and securities firms have executed dealer agreements with the purchasing agent and have agreed to market and sell the notes in accordance with the terms of those agreements and applicable laws and regulations.

     In the ordinary course of its business, the purchasing agent and its affiliates have engaged, and may in the future engage, in investment and commercial banking transactions with us and our affiliates.

     From time to time, we may sell other securities referred to in the attached prospectus, and the amount of notes offered by this prospectus supplement may be reduced as a result of those sales.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     We and our representatives may from time to time make written or oral forward-looking statements with respect to our annual or long-term goals, including statements contained in this prospectus supplement, the attached prospectus, any pricing supplement, the documents incorporated by reference in this prospectus supplement, our filings with the SEC and our reports to stockholders.

     The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results to differ materially from historical earnings and those currently anticipated or projected. We caution readers not to place undue reliance on any of our forward-looking statements, which speak only as of the date made.

     In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     Our future results could be affected by a variety of factors, such as:

     - competitive dynamics in our businesses, including pricing and promotional spending levels by competitors, the introduction of competitive products and other actions of competitors;

     - economic conditions, including changes in inflation rates or interest rates;

     - product development;

     - acquisitions or dispositions of businesses or assets;

     - changes in capital structure;

     - changes in laws and regulations, including changes in accounting standards;

     - customer demand;

     - effectiveness of advertising and marketing spending or programs;

     - consumer perception of health-related issues;

     - fluctuations in the cost and availability of supply chain resources; and

     - foreign economic conditions, including currency rate fluctuations.

     Our predictions about future volume and earnings could be affected by difficulties resulting from the Pillsbury acquisition, such as:

     - integration problems;

     - failure to achieve anticipated synergies;

     - difficulty consolidating manufacturing capacity;

     - unanticipated liabilities;

     - inexperience in new business lines; and

     - changes in the competitive environment.

     We specifically decline to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of those statements or to reflect the occurrence of anticipated or unanticipated events.

                                                                         ANNEX A

                            REPAYMENT ELECTION FORM

                              GENERAL MILLS, INC.

                          GENERAL MILLS CORENOTES(SM)

                             CUSIP NUMBER ________

To: General Mills, Inc.

     The undersigned financial institution (the "FINANCIAL INSTITUTION") represents the following:

     - The Financial Institution has received a request for repayment from the executor or other authorized representative (the "AUTHORIZED REPRESENTATIVE") of the deceased beneficial owner listed below (the "DECEASED BENEFICIAL OWNER") of General Mills CoreNotes(SM) (CUSIP No. ________________________) (the "NOTES").

     - At the time of his or her death, the Deceased Beneficial Owner owned Notes in the principal amount listed below.

     - The Deceased Beneficial Owner acquired the Notes at least six months before the date on which the Notes have been submitted for repayment.

     - The Financial Institution currently holds such Notes as a direct or indirect participant in The Depository Trust Company (the "DEPOSITARY").

     The Financial Institution agrees to the following terms:

     - The Financial Institution shall follow the instructions (the "INSTRUCTIONS") accompanying this Repayment Election Form (the "FORM").

     - The Financial Institution shall make all records specified in the Instructions supporting the above representations available to U.S. Bank National Association (the "TRUSTEE") or General Mills, Inc. (the "COMPANY") for inspection and review within five Business Days of the Trustee's or the Company's request.

     - If the Financial Institution, the Trustee or the Company, in any such party's reasonable discretion, deems any of the records specified in the Instructions supporting the above representations unsatisfactory to substantiate a claim for repayment, the Financial Institution shall not be obligated to submit this Form, and the Trustee or Company may deny repayment. If the Financial Institution cannot substantiate a claim for repayment, it shall notify the Trustee immediately.

     - Repayment elections may not be withdrawn.

     - The Financial Institution agrees to indemnify and hold harmless the Trustee and the Company against and from any and all claims, liabilities, costs, losses, expenses, suits and damages resulting from the Financial Institution's above representations and request for repayment on behalf of the Authorized Representative.

     - The Notes will be repaid on the first Interest Payment Date to occur at least 20 calendar days after the date of acceptance of the Notes for repayment, unless such date is not a Business Day, in which case the date of repayment shall be the next succeeding Business Day.

     - Subject to the Company's rights to limit the aggregate principal amount of Notes as to which exercises of the Survivor's Option shall be accepted in any one calendar year, all questions as to the eligibility or validity of any exercise of the Survivor's Option will be determined by the Trustee, in its sole discretion, which determination shall be final and binding on all parties.

                            REPAYMENT ELECTION FORM

(1)
-----------------------------------------------------------------------------------------
                            Name of Deceased Beneficial Owner

(2)
-----------------------------------------------------------------------------------------
                                      Date of Death

(3)
-----------------------------------------------------------------------------------------
                 Name of Authorized Representative Requesting Repayment

(4)
-----------------------------------------------------------------------------------------
                   Name of Financial Institution Requesting Repayment

(5)
-----------------------------------------------------------------------------------------
        Signature of Representative of Financial Institution Requesting Repayment

(6)
-----------------------------------------------------------------------------------------
                         Principal Amount of Requested Repayment

(7)
-----------------------------------------------------------------------------------------
                                    Date of Election

(8) Financial Institution Representative:   (9) Wire instructions for payment:
     Name:                                       Bank Name:
     Phone Number:                               ABA Number:
     Fax Number:                                 Account Name:
     Mailing Address (no P.O. Boxes):            Account Number:
                                                 Reference (optional):

TO BE COMPLETED BY THE TRUSTEE:

(A)  Election Number*:
(B)  Delivery and Payment Date:
(C)  Principal Amount:
(D)  Accrued Interest:
(E)  Date of Receipt of Form by the Trustee:
(F)  Date of Acknowledgment by the Trustee:
---------------

* To be assigned by the Trustee upon receipt of this Form. An acknowledgement, in the form of a copy of this document with the assigned Election Number, will be returned to the party and location designated in item (8) above.

              INSTRUCTIONS FOR COMPLETING REPAYMENT ELECTION FORM
                        AND EXERCISING REPAYMENT OPTION

     Capitalized terms used and not defined herein have the meanings defined in the accompanying Repayment Election Form.

     1. Collect and retain for a period of at least three years (1) satisfactory evidence of the authority of the Authorized Representative, (2) satisfactory evidence of death of the Deceased Beneficial Owner, (3) satisfactory evidence that the Deceased Beneficial Owner beneficially owned, at the time of his or her death, the Notes being submitted for repayment, (4) satisfactory evidence that the Note being submitted for repayment was acquired by the Deceased Beneficial Owner at least six months before its submission for repayment, and (5) any necessary tax waivers. For purposes of determining whether the Notes will be deemed beneficially owned by an individual at any given time, the following rules shall apply:

        - If a Note (or a portion thereof) is beneficially owned by tenants by the entirety or joint tenants, the Note (or relevant portion thereof) will be regarded as beneficially owned by a single owner. Accordingly, the death of a tenant by the entirety or joint tenant will be deemed the death of the beneficial owner and the entire principal amount so owned will become eligible for repayment.

        - The death of a person beneficially owning a Note (or a portion thereof) by tenancy in common will be deemed the death of the beneficial owner only with respect to the deceased owner's interest in the Note (or relevant portion thereof) so owned, unless a husband and wife are the tenants in common, in which case the death of either will be deemed the death of the beneficial owner and the entire principal amount so owned will be eligible for repayment.

        - A note (or a portion thereof) beneficially owned by a trust will be regarded as beneficially owned by each beneficiary of the trust to the extent of that beneficiary's interest in the trust (however, a trust's beneficiaries collectively cannot be beneficial owners of more Notes than are owned by the trust). The death of a beneficiary of a trust will be deemed the death of the beneficial owner of the Notes (or relevant portion thereof) beneficially owned by the trust to the extent of that beneficiary's interest in the trust. The death of an individual who was a tenant by the entirety or joint tenant in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust. The death of an individual who was a tenant in common in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust only with respect to the deceased holder's beneficial interest in the Note, unless a husband and wife are the tenants in common, in which case the death of either will be deemed the death of the beneficiary of the trust.

        - The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interest in a Note (or a portion thereof) will be deemed the death of the beneficial owner of that Note (or relevant portion thereof), regardless of the registration of ownership, if such beneficial interest can be established to the satisfaction of the Trustee. Such beneficial interest will exist in many cases of street name or nominee ownership, custodial arrangements, ownership by a trustee, ownership under the Uniform Transfers to Minors Act and community property or other joint ownership arrangements between spouses. Beneficial interest will be evidenced by such factors as the power to sell or otherwise dispose of a Note, the right to receive the proceeds of sale or disposition and the right to receive interest and principal payments on a Note.

     2. Indicate the name of the Deceased Beneficial Owner on line (1).

     3. Indicate the date of death of the Deceased Beneficial Owner on line (2).

     4. Indicate the name of the Authorized Representative requesting repayment on line (3).

     5. Indicate the name of the Financial Institution requesting repayment on line (4).

     6. Affix the authorized signature of the Financial Institution's representative on line (5). THE SIGNATURE MUST BE MEDALLION SIGNATURE GUARANTEED.

     7. Indicate the principal amount of Notes to be repaid on line (6).

     8. Indicate the date this Form was completed on line (7).

     9. Indicate the name, mailing address (no P.O. boxes, please), telephone number and facsimile-transmission number of the party to whom the acknowledgment of this election may be sent in item (8).

     10. Indicate the wire instruction for payment on line (9).

     11. Leave lines (A), (B), (C), (D), (E) and (F) blank.

     12. Mail or otherwise deliver an original copy of the completed Form to:

                            U.S. Bank National Association
                              100 Wall Street, 16th Floor
                                  New York, NY 10005

         FACSIMILE TRANSMISSIONS OF THE REPAYMENT ELECTION FORM WILL NOT BE ACCEPTED.

     14. If the acknowledgement of the Trustee's receipt of this Form, including the assigned Election Number, is not received within 10 days of the date such information is sent to the Trustee, contact the Trustee at 100 Wall Street, 16th Floor, New York, NY 10005, attention: Corporate Trust Administration, telephone number: (212) 361-2894.

     For assistance with this Form or any questions relating thereto, please contact the Trustee at 100 Wall Street, 16th Floor, New York, NY 10005, attention: Corporate Trust Administration, telephone number: (212) 361-2894.

                              [GENERAL MILLS LOGO]

                                 $8,000,000,000

                              GENERAL MILLS, INC.
                                DEBT SECURITIES

                                ---------------

     This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $8,000,000,000.

     This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide one or more prospectus supplements containing specific information about the terms of that offering. The prospectus supplements may also add, update or change information contained in this prospectus.

     We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters or agents will be in any accompanying prospectus supplement.

     You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" on page 18.

     This prospectus may not be used to carry out sales of securities unless accompanied by a prospectus supplement.

                                ---------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

               The date of this Prospectus is February 11, 2002.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
General Mills, Inc. ........................................    3
Ratios of Earnings to Fixed Charges.........................    4
Use of Proceeds.............................................    4
Description of Debt Securities We May Offer.................    4
Plan of Distribution........................................   16
Validity of Debt Securities We May Offer....................   17
Experts.....................................................   17
Where You Can Find More Information.........................   18

                              GENERAL MILLS, INC.

     General Mills is a leading manufacturer and marketer of packaged consumer foods. We market our products primarily through our own sales organizations, supported by advertising and other promotional activities. We primarily distribute our products directly to retail food chains, cooperatives, membership stores and wholesalers. Certain food products, such as yogurt and some foodservice and refrigerated products, are sold through distributors and brokers.

     On October 31, 2001, we completed the acquisition of the worldwide businesses of The Pillsbury Company from Diageo plc. For fiscal 2001, on a pro forma basis assuming the Pillsbury acquisition and related dispositions occurred at the beginning of that fiscal year, we had pro forma sales of more than $13 billion worldwide, including our proportionate share of joint venture revenues. Our brands hold leading positions in 14 major U.S. food categories and we market more than 100 consumer brands, of which more than 30 generate annual U.S. retail sales in excess of $100 million each.

     Our primary product and service categories, our main brands, and the contribution of each category to total pro forma fiscal 2001 sales (including our proportionate share of our joint venture sales) are outlined below:

- Big G Cereals accounted for $2.6 billion in pro forma sales (approximately 19% of total pro forma sales) and includes such well-known brands as CHEERIOS, WHEATIES and TOTAL.

- The Meals Division accounted for $2.3 billion in pro forma sales (approximately 17% of total pro forma sales) and includes BETTY CROCKER dry packaged dinner mixes, specialty potatoes and instant mashed potatoes, LLOYD's refrigerated entrees, OLD EL PASO Mexican foods, PROGRESSO soups, and GREEN GIANT canned and frozen vegetables and meal starters.

- Pillsbury U.S. accounted for $1.7 billion in pro forma sales (approximately 13% of total pro forma sales) and includes a variety of PILLSBURY refrigerated dough products for cookies, breads and rolls; PILLSBURY frozen waffles and breakfast pastries; and TOTINO'S frozen pizza and snacks.

- Bakeries and Foodservice accounted for $1.7 billion in pro forma sales (approximately 13% of total pro forma sales) and includes mixes and unbaked, par-baked and fully baked dough products marketed to bakeries, together with branded products and custom products that are offered to commercial and non-commercial foodservice sectors like school cafeterias, restaurants and convenience stores.

- Baking Products accounted for $1.0 billion in pro forma sales (approximately 7% of total pro forma sales) and includes lines of dessert, muffin and cookie mixes under the BETTY CROCKER trademark; baking mix under the BISQUICK trademark; and flour under the GOLD MEDAL trademark.

- Our Snacks Division had pro forma sales of $1.0 billion (approximately 7% of total pro forma sales) and includes POP SECRET microwave popcorn; BUGLES, CHEX and GARDETTO's snack mixes; and lines of grain snacks and fruit snacks.

- Yoplait-Colombo/Health Ventures accounted for $800 million in pro forma sales (approximately 6% of total pro forma sales) and includes YOPLAIT and COLOMBO yogurt; Small Planet Foods, a marketer of organic food products, and 8th Continent, a soy product joint venture with DuPont.

- International Operations collectively accounted for $2.5 billion in pro forma sales (approximately 18% of total pro forma sales) and includes Canada ($440 million), General Mills International ($1.0 billion), our share ($450 million) of sales for Cereal Partners Worldwide, a 50/50 joint venture with Nestle and our 40.5 percent share ($400 million) of Snack Ventures Europe, a joint venture with PepsiCo.

     General Mills was incorporated under the laws of the state of Delaware in 1928. On November 25, 2001, we employed approximately 27,000 persons worldwide. Our principal executive offices are located at Number One General Mills Boulevard, Minneapolis, Minnesota 55426; telephone number (763) 764-7600. See "Where You Can Find More Information" on page 18 for details about information incorporated by reference into this prospectus.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     Our consolidated ratios of earnings to fixed charges for each of the fiscal years ended May 1997 through 2001 and the 26-week periods ended November 26, 2000 and November 25, 2001 are as follows:

                                                26 WEEKS
            FISCAL YEARS ENDED                    ENDED
------------------------------------------   ---------------
MAY 25   MAY 31   MAY 30   MAY 28   MAY 27   NOV 26   NOV 25
 1997     1998     1999     2000     2001     2000     2001
------   ------   ------   ------   ------   ------   ------
6.54      5.63     6.67     6.25     5.29     5.59     4.66

The ratio of earnings to fixed charges has been computed by dividing income before income taxes plus fixed charges (net of capitalized interest) by fixed charges. Fixed charges consist of interest expense before reduction for capitalized interest and one-third of rental expense, which is considered to be representative of an interest factor.

                                USE OF PROCEEDS

     Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes, which may include, among other things, working capital, capital expenditures, the repurchase of shares of common stock, acquisitions and the repayment of short-term borrowings or other indebtedness.

                         DESCRIPTION OF DEBT SECURITIES
                                  WE MAY OFFER

     As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called the indenture. The indenture is a contract, dated February 1, 1996, between us and U.S. Bank National Association, which acts as trustee. The trustee has two main roles:

1. The trustee can enforce your rights against us if we default. Defaults are described under "What Is an Event of Default?" on page 15. There are some limitations on the extent to which the trustee acts on your behalf, described later on pages 15 and 16 under "Remedies If an Event of Default Occurs."

2. The trustee also performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

     The indenture contains the full legal text of the matters described in this section. The indenture and the debt securities are governed by New York law. The indenture is an exhibit to our registration statement. See "Where You Can Find More Information" on page 18 for information on how to obtain a copy.

     We may issue as many distinct series of debt securities under the indenture as we wish. The indenture does not limit the amount of debt we may issue.

     This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement that describes the terms of each series of debt securities may also describe differences from the material terms summarized here. Because this section is a summary, it does not describe every aspect of the debt securities, and is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of some of the terms used in the indenture. In this prospectus, we describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference here or in the prospectus supplement. That means we can disclose that information to you by referring you to those sections or defined terms in the indenture. You must look to the indenture for the most complete description of what we describe in summary form in this prospectus.

     This summary also is subject to and qualified by the more detailed description of the particular amounts, prices and terms of the debt securities comprising the series described in the prospectus supplement. The prospectus supplement relating to each series of debt securities offered will be attached to the front of this prospectus. In some instances, certain of the precise terms of debt securities you are offered may be described in a further prospectus supplement, known as a pricing supplement.

     We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. (section 101) The prospectus supplement relating to those original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to those particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to those debt securities.

     In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement relating to the series.

                                     TERMS

     The prospectus supplement (including any separate pricing supplement) relating to a series of debt securities being offered will describe the following terms:

- the title of the offered debt securities;

- any limit on the aggregate principal amount of the offered debt securities;

- the purchase price of the offered debt securities;

- the date or dates on which the offered debt securities will be payable;

- the rate or rates, which may be fixed or variable, at which the offered debt securities will bear interest, if any, and the date or dates from which that interest will accrue;

- the dates on which interest, if any, on the offered debt securities will be payable and the regular record dates for the interest payment dates;

- any mandatory or optional sinking funds or similar provisions or provisions for redemption at the option of the issuer;

- the date, if any, after which and the price or prices at which the offered debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions;

- if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the offered debt securities will be issuable;

- if other than the principal amount of the offered debt securities, the portion of the principal amount of the offered debt securities which will be payable upon the declaration of acceleration of the maturity of the offered debt securities;

- the currency of payment of principal, premium, if any, and interest on the offered debt securities;

- any index used to determine the amount of payment of principal of, premium, if any, and interest on the offered debt securities;

- whether the provisions described under "Defeasance" apply to the offered debt securities;

- if the offered debt securities will be issuable only in the form of one or more global securities as described under "Global Securities" on pages 7 and 8, the depository or its nominee with respect to the series of debt securities and the circumstances under which a global security may be registered for transfer or exchange in the name of a person other than the depository or the nominee; and

- any other special feature of the offered debt securities.

                                LEGAL OWNERSHIP

STREET NAME AND OTHER INDIRECT HOLDERS

     Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as the legal holders of debt securities. This is called holding in "street name." Instead, we would recognize as the direct holder only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in the agreements with their customers or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:

- How it handles securities payments and notices.

- Whether it imposes fees or charges.

- How it would handle voting if ever required.

- Whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below.

- How it would pursue rights under the debt securities if there were a default or other event triggering the need for direct holders to act to protect their interests.

DIRECT HOLDERS

     Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the direct holders of debt securities, such as those who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities, as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but fails to do so.

GLOBAL SECURITIES

     WHAT IS A GLOBAL SECURITY? A global security is a special type of indirectly held security, as described above under "Street Name and Other Indirect Holders." If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that a global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary.

     Any person wishing to own a debt security included in the global security must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of debt securities will be issued only in the form of global securities.

     SPECIAL INVESTOR CONSIDERATIONS FOR GLOBAL SECURITIES. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a direct holder of debt securities and instead deal only with the depositary that holds the global security.

     If you are an investor in debt securities that are issued only in the form of global securities, you should be aware that:

- You ordinarily cannot get debt securities registered in your own name.

- You ordinarily cannot receive physical certificates for your interest in the debt securities.

- You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See "Street Name and Other Indirect Holders" on page 6.

- You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

- The depositary's policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

- The depositary will require that interests in a global security be purchased or sold within its system using immediate funds for settlement.

     SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED. In a few special situations described later, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in debt securities transferred to your own name, so that you will be a direct holder. The rights of street name investors and direct holders in the debt securities have been previously described in the subsections entitled "Street Name and Other Indirect Holders" on page 6 and "Direct Holders" on page 6.

     The special situations for termination of a global security are:

- When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary,

- When we notify the trustee that we wish to terminate the global security, or

- When an event of default on the debt securities has occurred and has not been cured. Defaults are discussed later under "Events of Default" on pages 15 and 16.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or the trustee, is responsible for determining the names of the institutions that will be the initial direct holders. (sections 204 and 305)

IN THE REMAINDER OF THIS DESCRIPTION, "YOU" MEANS DIRECT HOLDERS AND NOT STREET NAME OR OTHER INDIRECT HOLDERS OF DEBT SECURITIES. INDIRECT HOLDERS SHOULD READ THE PREVIOUS SUBSECTION ON PAGE 6 ENTITLED "STREET NAME AND OTHER INDIRECT HOLDERS."

                   OVERVIEW OF REMAINDER OF THIS DESCRIPTION

     The remainder of this description summarizes:

- ADDITIONAL MECHANICS relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

- Your rights in several SPECIAL SITUATIONS, such as if we merge with another company or if we want to change a term of the debt securities.

- RESTRICTIVE COVENANTS contained in the indenture that limit our ability to incur liens and other encumbrances on major properties and the voting stock of some of our U.S. operating subsidiaries and our ability to enter into sale and leaseback transactions. A particular series of debt securities may have additional restrictive covenants.

- The circumstances under which we may effect DEFEASANCE of a particular series of debt securities.

- Events of DEFAULT and your rights if we DEFAULT or experience other financial difficulties.

- OUR RELATIONSHIP WITH THE TRUSTEE.

                              ADDITIONAL MECHANICS

FORM, EXCHANGE AND TRANSFER

     The debt securities will be issued:

- only in fully registered form

- without interest coupons

- unless otherwise indicated in the prospectus supplement, in denominations that are integral multiples of $1,000. (section 302)

     You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (section 305) This is called an exchange.

     You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of direct holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered direct holders is called the security registrar. It will also perform transfers. (section 305)

     You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership. (section 305)

     If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (section 1002)

     If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (section 305)

PAYMENT AND PAYING AGENTS

     We will pay interest to you if you are a direct holder listed in the trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (section 307)

     Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

     We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. (section 1002) That office is currently located at 100 Wall Street, Suite 2000, New York, NY 10005. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

     We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee's corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify the trustee of changes in the paying agents for any particular series of debt securities. (section 1002)

NOTICES

     We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee's records. (sections 101 and 106)

     Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee or any other paying agent. (section 1003)

                               SPECIAL SITUATIONS

MERGERS AND SIMILAR EVENTS

     We are generally permitted under the indenture to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another firm. However, we may not take any of these actions unless the following conditions, among others, are met:

- Where we merge out of existence or sell or lease substantially all our assets, the other firm may not be organized under a foreign country's laws, that is, it must be a corporation, partnership or trust organized under the laws of a State or the District of Columbia or under federal law and it must agree to be legally responsible for the debt securities. (section 801)

- The merger, sale of assets or other transaction must not bring about a default on the debt securities, and we must not already be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving us notice of our default or our default having to exist for a specific period of time were disregarded. (section 801)

- It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in our property over other lenders or over our general creditors if we fail to repay them. We have promised to limit these preferential rights, called liens, as discussed later under "Restrictive Covenants-Limitation on Liens on Major Property and U.S. Operating Subsidiaries." If a merger or other transaction would create any liens which are not permitted under the indenture, we must grant an equivalent lien to the direct holders of the debt securities. (sections 801 and 1006)

- If we merge out of existence or sell substantially all our assets and the other firm becomes the successor to General Mills and is legally responsible for the debt securities, we will be relieved of our own responsibility for the debt securities. (section 802)

MODIFICATION AND WAIVER

     There are three types of changes we can make to the indenture and the debt securities.

     CHANGES REQUIRING YOUR APPROVAL. First, there are changes that cannot be made to your debt securities without your specific approval. A list of these follows:

- change the stated payment due date of the principal or interest on a debt security;

- reduce any amounts due on a debt security;

- reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

- change the place or currency of payment on a debt security;

- impair your right to sue for payment;

- reduce the percentage of direct holders of debt securities whose consent is needed to modify or amend the indenture;

- reduce the percentage of holders of debt securities whose consent is needed to waive compliance with provisions of the indenture or to waive defaults;

- modify any other aspect of the provisions dealing with modification and waiver of the indenture, except to increase the percentages required or provide that other provisions of the indenture cannot be changed without the consent of any direct holder affected by the change. (section 902)

     CHANGES NOT REQUIRING APPROVAL. The second type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect direct holders of the debt securities. (section 901)

     CHANGES REQUIRING A MAJORITY VOTE. Third, we need a vote by direct holders of debt securities owning a majority of the principal amount of the particular series affected to obtain a waiver of the restrictive covenants, including the one described later under "Restrictive Covenants-Limitation on Liens on Major Property and U.S. Operating Subsidiaries." (section 1008) We also need such a majority vote to obtain a waiver of any past default, except a payment default on principal or interest or concerning a provision of the indenture that can't be changed without the consent of the direct holder. (section 513) In addition, most other changes to the indenture and the debt securities also require a majority vote of the direct holders. (section 902)

     FURTHER DETAILS CONCERNING VOTING. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

- For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of those debt securities were accelerated to that date because of a default.

- For debt securities whose principal amount is not known, for example, because it is based on an index, we will use a special rule for that debt security determined by our board of directors or described in the prospectus supplement.

- For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

     Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside money in trust for you for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described on page 14 under "Full Defeasance." (section 101)

     We will generally be entitled to set any day as a record date for the purpose of determining the direct holders of outstanding debt securities that are entitled to vote or take other action under the indenture. (section 301) In some circumstances, the trustee will be entitled to set a record date for action by holders.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE WISH TO CHANGE THE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

                             RESTRICTIVE COVENANTS

LIMITATION ON LIENS ON MAJOR PROPERTY AND U.S. OPERATING SUBSIDIARIES

     Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including you and the other direct holders of the debt securities, or over our general creditors if we fail to pay them back. These preferential rights are called liens. In the indenture, we promise not to create, issue, assume, incur or guarantee any indebtedness for borrowed money that is secured by a mortgage, pledge, lien, security interest or other encumbrance on

- any flour mill, manufacturing or packaging plant, or research laboratory located in North America and owned by us or one of our current or future United States or Canadian operating subsidiaries, or

- any stock or debt issued by one of our current or future United States or Canadian operating subsidiaries unless we also secure all the debt securities that are still outstanding under the indenture equally with the indebtedness being secured. (section 1006) This promise does not restrict our ability to sell or otherwise dispose of our interests in any U.S. operating subsidiary.

     These requirements do not apply to liens

- existing on February 1, 1996 and any extensions, renewals or replacements of those liens;

- relating to the construction, improvement or purchase of a flour mill, plant or laboratory;

- in favor of us or one of our U.S. or Canadian operating subsidiaries;

- in favor of governmental units for financing construction, improvement or purchase of our property;

- existing on any property, stock or debt existing at the time we acquire it, including liens on property, stock or debt of a U.S. operating subsidiary at the time we acquire it;

- relating to the sale of our property;

- for work done on our property;

- relating to workers' compensation, unemployment insurance and similar obligations;

- relating to litigation or legal judgments;

- for taxes, assessments or governmental charges not yet due; and

- consisting of easements or other restrictions, defects in title or encumbrances on our real property.

We may also avoid securing the debt securities equally with the indebtedness being secured if the amount of the indebtedness being secured plus the value of any sale and lease back transactions, as described below, is 15% or less than the amount of our consolidated total assets minus our consolidated non-interest bearing current liabilities, as reflected on our consolidated balance sheet. (section 1006)

LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     In the indenture, we also promise that we and our U.S. operating subsidiaries will not enter into any "sale and leaseback transactions" on any of our flourmills, manufacturing or packaging plants or research laboratories located in North America (referred to in the indenture as "principal properties") unless we satisfy some restrictions. A sale and leaseback transaction involves our sale to a lender or other investor of a property of ours and our lease back of the property from that party for more than three years, or a sale of a property to, and its lease back for three or more years from, another person who borrows the necessary funds from a lender or other investor on the security of the property.

     We may enter into a sale and leaseback transaction covering any of our principal properties only if

1. it falls into the exceptions for liens described above under "Restrictive Covenants -- Limitations on Liens on Major Property and U.S. Operating Subsidiaries"; or

2. within 180 days after the property sale, we set aside for the retirement of funded debt, meaning notes or bonds which mature at or may be extended to a date more than 12 months after issuance, an amount equal to the greater of:

     (a) the net proceeds of the sale of the principal property, or

     (b) the fair market value of the principal property sold,

and in either case, minus

       (1) the principal amount of any debt securities delivered to the trustee for retirement within 120 days after the property sale, and

       (2) the principal amount of any funded debt, other than debt securities, voluntarily retired by us within 120 days after the property sale; or

3. the attributable value, as described below, of all sale and leaseback transactions plus any indebtedness which we incur that, but for the exception in the last paragraph of "Restrictive Covenants -- Limitations on Liens on Major Property and U.S. Operating Subsidiaries" above, would have required us to secure the debt securities equally with it, is 15% or less than the amount of our consolidated total assets minus our consolidated non-interest bearing current liabilities, as reflected on our consolidated balance sheet. (section
   1007)

     We determine the attributable value of a sale and leaseback transaction by choosing the lesser of (1) and (2):

(1) sale price of  X  remaining portion of

    leased property    base term of lease
                       -----------------
                       base term of lease

(2) the total obligation of the lessee for rental payments during the remaining portion of the base term of the lease, discounted to present value at the highest interest rate on any outstanding series of debt securities. The rental payments in this calculation do not include amounts for property taxes, maintenance, repairs, insurance, water rates and other items which are not payments for the property itself. (section 101)

                                   DEFEASANCE

     The following discussion of full defeasance and covenant defeasance will apply to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement. (section 1301)

     FULL DEFEASANCE. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called full defeasance, if we put in place the following arrangements for you to be repaid:

- We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

- There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

- We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

     If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. (sections 1302 and 1304)

     COVENANT DEFEASANCE. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

- We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

- We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

     If we accomplish covenant defeasance, the following provisions among others of the indenture and the debt securities would no longer apply:

- Our promises regarding conduct of our business previously described on pages 10 and 11 under "Restrictive Covenants" and any other covenants applicable to the series of debt securities and described in the prospectus supplement.

- The condition regarding the treatment of liens when we merge or engage in similar transactions, as described on page 10 under "Mergers and Similar Events."

- The Events of Default relating to breach of covenants and acceleration of the maturity of other debt, described below under "What Is an Event of Default?"

     If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining Events of Default occurred, such as our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall in the trust deposit. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (sections 1303 and 1304)

                          DEFAULT AND RELATED MATTERS

EQUAL RANKING WITH OUR OTHER UNSECURED CREDITORS

     The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other unsecured debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

EVENTS OF DEFAULT

     You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

     WHAT IS AN EVENT OF DEFAULT? For each series of debt securities the term "event of default" means any of the following:

- We do not pay interest on a debt security within 30 days of its due date.

- We do not pay the principal or any premium on a debt security on its due date.

- We do not deposit money into a separate custodial account, known as a sinking fund, when such a deposit is due, if we agree to maintain a sinking fund.

- We remain in breach of the restrictive covenants described previously under "Restrictive Covenants "or any other term of the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of debt securities of the affected series.

- We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

- Any other event of default described in the prospectus supplement occurs. (section 501)

     REMEDIES IF AN EVENT OF DEFAULT OCCURS. In the event of our bankruptcy, insolvency or other similar proceeding, all of the debt securities of the affected series will automatically be due and immediately payable. If a non-bankruptcy event of default has occurred and has not been cured, the trustee or the direct holders of not less than 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity.

     A declaration of acceleration of maturity may be canceled by the direct holders of at least a majority in principal amount of the debt securities of the affected series, if

- we pay or deposit with the trustee an amount sufficient to pay

     - all overdue interest;

     - principal and premium, if any, which has become due other than as a result of the acceleration, plus any interest on that principal;

     - interest on overdue interest, if that payment is lawful;

     - amounts paid or advanced by the trustee and reasonable trustee compensation and expenses; and

- all defaults on any restrictive covenants have been waived or cured. (section
  502)

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any direct holders unless the holders offer the trustee reasonable protection from expenses and liability, called an indemnity. (section 603) If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the indenture. (section
512)

     Before you may bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

- You must give the trustee written notice that an event of default has occurred and remains uncured.

- The direct holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

- The trustee must have not received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice.

- The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (section 507)

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (section 508)

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

     We will provide to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default that we know about. (section 1004)

                       OUR RELATIONSHIP WITH THE TRUSTEE

     The trustee is also trustee under our July 1, 1982 indenture and acts as an agent for the issuance of our U.S. commercial paper. U.S. Bank National Association provides cash management and other banking and advisory services to us in the normal course of business.

                              PLAN OF DISTRIBUTION

     We may sell the debt securities to or through underwriters and also may sell debt securities directly to other purchasers or through agents.

     The distribution of the debt securities offered under the prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     We may also determine the price or other terms of the debt securities offered under this prospectus by use of an electronic auction. We will describe in the related prospectus supplement how any such auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations.

     In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities offered under the prospectus may be underwriters as defined in the Securities Act. Any underwriters or agents will be identified and their compensation (including underwriting discount) will be described in the prospectus supplement. The prospectus supplement will also describe the other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain liabilities.

                          VALIDITY OF DEBT SECURITIES
                                  WE MAY OFFER

     The validity of the debt securities will be passed upon for General Mills by Elizabeth L. Wittenberg, Associate General Counsel. Ms. Wittenberg owns, directly and indirectly, shares of General Mills common stock, and has exercisable options to purchase additional shares of General Mills common stock granted under General Mills option plans. Davis Polk & Wardwell will issue a legal opinion as to certain matters for any agents, underwriters or dealers.

                                    EXPERTS

     The consolidated financial statements and schedules of General Mills and its subsidiaries as of May 27, 2001 and May 28, 2000 and for each of the fiscal years in the three-year period ended May 27, 2001 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, which reports are also incorporated by reference in this prospectus and upon the authority of KPMG LLP as experts in accounting and auditing.

     The combined financial statements of The Pillsbury Company, its subsidiaries and its related entities, a business of Diageo plc, as of June 30, 2001 and 2000 and for each of the fiscal years in the three-year period ended June 30, 2001 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, which report is also incorporated by reference in this prospectus and upon the authority of KPMG LLP as experts in accounting and auditing.

                            WHERE YOU CAN FIND MORE
                                  INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the debt securities described in this prospectus:

- Annual Report on Form 10-K for the year ended May 27, 2001;

- Quarterly Reports on Form 10-Q for the quarters ended November 25, 2001 and August 26, 2001;

- Current Report on Form 8-K filed on November 2, 2001, as amended by Current Reports on Form 8-K/A filed on November 5, 2001, January 11, 2002 and January 29, 2002;

- Current Report on Form 8-K filed November 15, 2001; and

- Current Report on Form 8-K filed February 4, 2002.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

    Corporate Secretary
    Number One General Mills Blvd.
    Minneapolis, MN 55426
    (763) 764-2167

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

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                                  $750,000,000

                                [GENMILLS LOGO]

                              GENERAL MILLS, INC.

                          GENERAL MILLS CORENOTES(SM)

                 DUE NINE MONTHS OR MORE FROM THE DATE OF ISSUE

                       ----------------------------------

                             PROSPECTUS SUPPLEMENT

                       ----------------------------------

                              MERRILL LYNCH & CO.

                               SEPTEMBER 18, 2002

"CoreNotes(SM)" is a service mark of Merrill Lynch & Co., Inc.
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